UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2011

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: (269) 385-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On November 10, 2011, Stryker Corporation (“Stryker”) announced its intention to implement focused workforce reductions of approximately 5% of its global workforce and other restructuring activities. These actions are being initiated to provide efficiencies and realign resources following recent acquisitions to allow for continued investment in strategic areas in an ongoing challenging economic environment and market slowdown in elective procedures.

The total pre-tax charges expected to be incurred in connection with the restructuring are approximately $150 million to $175 million, of which approximately $85 million to $95 million are expected to be recorded in the fourth quarter of 2011. The charges are expected to be comprised of approximately $85 million to $95 million in one-time employee termination costs, including severance and other benefits; $30 million to $35 million in impairments of long-lived assets; and $35 million to $45 million in other associated restructuring costs. The Company expects that approximately $120 million to $140 million of the charges will result in future cash expenditures. All expenditures are expected to be completed by the end of 2012.

Item 8.01	Other Events.

On November 10, 2011, Stryker issued a press release announcing the restructuring of the Company's workforce and the matters described in Item 2.05 of this Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1 Press release dated November 10, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION

November 10, 2011	/s/ CURT R. HARTMAN
Date	Curt R. Hartman
Vice President and Chief Financial Officer

Exhibit Index

Exhibit    Description

99.1        Press release dated November 10, 2011